UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2023

Quadro Acquisition One Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-40077	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2685 Nottingham Avenue Los Angeles, CA 90027	90027
(Address of principal executive offices)	(Zip Code)

(302) 738-6680
(Registrant’s telephone number, including area code)

850 Library Avenue, Suite 204

Newark, Delaware 19715
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A Ordinary Share and one-third of one Redeemable Warrant	QDROU	The Nasdaq Stock Market LLC
Class A Ordinary Shares, par value $0.001 per share	QDRO	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50, subject to adjustment	QDROW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2023, the board of directors (the “Board”) of Quadro Acquisition One Corp. (the “Company”) elected Konstantin Tourevski as a director and as a member of the audit committees of the Board (the “Audit Committee”) to fill the vacancy caused by the resignation of Verdi Israelyan, effective as of immediately.

Since September 2019, Mr. Tourevski has been serving as managing partner at New Age Alpha, LLC, an asset management firm, where he oversees fixed income and alternative investments. Mr. Tourevski and his team manage two equity long/short strategies as well as high yield bond portfolios. As member of senior management, he is involved in other aspects of the business including development of the firm’s proprietary index offerings and its custom direct indexing platform as well as general management and business development activities. Prior to joining New Age Alpha, LLC, Mr. Tourevski spent sixteen years (June 2003 – September 2019) managing investments at Loews Corporation (NYSE: L). After joining their investment team as a research associate, he went on to hold several roles with increased responsibility encompassing research, trading, and portfolio management. As the High Yield Bond Portfolio Manager, Mr. Tourevski was part of a small team of senior managers tasked with setting the firm’s overall investment strategy. Before joining Lowes Corporation, Mr. Tourevski worked in fixed-income research with JP Morgan Investment Management from June 1999 – August 2001), where he focused on issuers in technology, telecom, media, gaming, and leisure industries. He is an owner and director of MKTLI, INC, a private holding company for several childcare staffing franchises, and Julmar Real Estate Holdings, LLC. A private company that focuses on vacation rental real estate on the island of Sint Maarten. Mr. Tourevski is a CFA charterholder and holds a B.A. in Economics from New York University, summa cum laude, and an MBA with honors from Columbia Business School. Mr. Tourevski is qualified to serve as a member of the Board because of his extensive investment and management experience.

There are no family relationships between Mr. Tourevski and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no arrangements between Mr. Tourevski and any other person pursuant to which Mr. Tourevski was nominated as a director. Other than as described above, there are no transactions between the Company and Mr. Tourevski that are subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Tourevski’s appointment, he signed a joinder to that certain letter agreement dated as of February 17, 2021, by and among the Company and each officer and director of the Company, pursuant to which, among other things, the signatories agreed to waive certain redemption rights and to vote any ordinary shares of Company they hold in favor of an initial business combination. Mr. Tourevski also entered into a standard director indemnity agreement with the Company, a form of which was filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUADRO ACQUISITION ONE CORP.

Date: April 4, 2023	By:	/s/ Dimitri Elkin
Name: Dimitri Elkin
Title: Chief Executive Officer